Oasis Petroleum Sells Select Midstream Interests to Oasis Midstream Partners

Houston, Texas — November 8, 2018 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today announced that it has entered into a definitive agreement to sell additional interests in Bobcat DevCo LLC (“Bobcat DevCo”) and Beartooth DevCo LLC (“Beartooth DevCo”) to Oasis Midstream Partners LP (NYSE: OMP) (“OMP” or the “Partnership”) for $250 million, subject to customary purchase price adjustments. The divested assets include a 15% interest in Bobcat DevCo and 30% interest in Beartooth DevCo. The consideration is expected to consist of $125 million in cash from borrowings under OMP’s credit facility, with the remainder to come from, depending on market conditions, proceeds from any capital market transactions and/or the issuance of common units representing limited partner interests in OMP to Oasis.

“Through this transaction, we were able to enhance the financial profiles of both Oasis and OMP, while strengthening our competitive position,” said Thomas B. Nusz, Oasis’ Chairman and Chief Executive Officer. “The drop is accretive to Oasis and further improves Oasis’ leverage position. The Williston Basin remains one of the premier oil basins in the U.S. and both companies are well positioned to grow and generate strong returns through the commodity cycle.”

Bobcat DevCo’s assets are focused in the Wild Basin operating area and include gas gathering, compression and gas lift, crude oil gathering and produced water gathering and disposal. Bobcat DevCo is a particularly strategic midstream asset, as it has been a key contributor to the early success of connecting third-party volumes to OMP’s gas plants. Oasis and OMP have invested heavily in Bobcat DevCo in 2018, positioning the DevCo for over 50% EBITDA growth in 2019. These investments have been to support both Oasis’ volume growth as well as third-party opportunities at attractive build multiples.

The Beartooth DevCo owns significant water infrastructure assets across most of Oasis’ core operating areas. These assets, which gather and dispose of produced water, deliver freshwater for well completions and deliver freshwater for production optimization services, are predominately located in Oasis’ Alger, Cottonwood, Hebron, Indian Hills and Red Bank operating areas. Substantially all of the area around the Beartooth DevCo’s acreage dedication can be serviced by these assets, with minimal additional expansion capital expenditures given the reach of our widely dispersed infrastructure systems currently in place. Beartooth DevCo’s infrastructure can easily service additional wells through low-cost connections. Beartooth DevCo’s extensive footprint has allowed OMP to secure agreements with third-parties related to water sourcing and disposal.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements regarding the agreement to sell additional limited liability company interests of Bobcat DevCo and Beartooth DevCo, its anticipated closing and financing for such sale transaction and statements regarding the assets being sold. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, the closing of the sale of additional limited liability company interests of Bobcat DevCo and Beartooth DevCo, changes in oil and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Oasis Petroleum Inc.
Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston and Delaware Basins. For more information, please visit the Company’s website at www.oasispetroleum.com.

About Oasis Midstream Partners LP
Oasis Midstream is a growth-oriented, fee-based master limited partnership initially formed by Oasis Petroleum (NYSE: OAS) to own, develop, operate and acquire a diversified portfolio of midstream assets in North America that are integral to the oil and natural gas operations of Oasis Petroleum and strategically positioned to capture volumes from other producers. Oasis Midstream's initial assets are located in the Williston Basin area of North Dakota and Montana. For more information, please visit Oasis Midstream’s website at www.oasismidstream.com.

Contact:
Oasis Petroleum Inc.
Bob Bakanauskas, (281) 404-9600
Director, Investor Relations